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                     December 15, 2022

       Neal West
       Executive Vice President and Chief Financial Officer
       Kaiser Aluminum Corp.
       27422 Portola Parkway, Suite 200
       Foothill Ranch , California 92610-2831

                                                        Re: Kaiser Aluminum
Corp
                                                            Form 10-K for the
year ended December 31, 2021
                                                            Form 10-Q for the
quarter ended June 30, 2022
                                                            Response letter
dated September 28, 2022
                                                            File No. 1-09447

       Dear Neal West:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Manufacturing